Exhibit 99

   Bull Run Corporation Announces First Quarter Results and Change in Listing
                                     Status

    ATLANTA, Jan. 14 /PRNewswire-FirstCall/ -- Bull Run Corporation today announced a net loss of $1.1 million for its first quarter ended November 30, 2003, compared to a net loss of $1.2 million in the prior year. Revenues from continuing operations for the current year period were $21.6 million. Prior year revenues of $31.1 million and operating profit of $6.3 million included $5.3 million of nonrecurring consulting fee income derived from a company in which Bull Run formerly held an equity investment. Prior year results also included non-cash non-operating charges of approximately $5.2 million attributable to Bull Run's former equity investment assets.
    Bull Run, through its wholly-owned operating company, Host Communications, Inc., provides affinity, multimedia, promotional and event management services to universities, athletic conferences, corporations and associations. During the prior fiscal year ended August 31, 2003, Bull Run sold all of its significant equity investment assets, generating proceeds of over $46 million, of which, $38 million was used to reduce the Company's long-term debt. During the first quarter of the current fiscal year, Bull Run converted over $8 million of debt to preferred equity. As a result of the reduction in outstanding debt, interest expense for the recently completed quarter was approximately half of the $2.2 million incurred during the same period of the prior fiscal year.
    Bull Run also announced that effective with the open of business on Thursday, January 15, 2004, its common stock will be immediately eligible for quotation on the OTC Bulletin Board under the trading symbol "BULL".
Effective with the open of business on Thursday, January 15, 2004, the Company's common stock will no longer be listed on the Nasdaq SmallCap Market.

    Forward-Looking Statements
    Certain statements in this press release are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

    Summarized financial results for the three months ended November 30, 2003 and 2002 follow:


                             BULL RUN CORPORATION
                      Comparative Results of Operations
                   (in thousands, except per share amounts)

                                                        Three Months Ended
                                                            November 30,
                                                      2003              2002
    Revenue from services rendered, including
     consulting fee income derived from
     affiliated company of $5,267 in 2002           $21,634           $31,109
    Operating costs and expenses:
     Direct operating costs for services rendered    15,391            18,066
     Selling, general and administrative              5,987             6,431
     Amortization of acquisition intangibles            313               304
                                                     21,691            24,801
      Income (loss) from operations                     (57)            6,308
    Equity in earnings of affiliated companies                            173
    Net change in value of certain derivatives          306            (1,674)
    Loss on issuance of shares by affiliate                            (2,339)
    Loss on investment valuation adjustments                             (977)
    Debt issue cost amortization                       (291)             (544)
    Interest and other, net                          (1,080)           (2,191)
      Net loss                                       (1,122)           (1,244)
    Preferred dividends                                (532)             (259)
      Net loss available to common stockholders     $(1,654)          $(1,503)

    Loss per share available to common
     stockholders, basic and diluted                 $(0.38)           $(0.39)
    Weighted average number of common shares
     outstanding, basic and diluted                   4,340             3,831

SOURCE  Bull Run Corporation
    -0-                             01/14/2004
    /CONTACT: Robert S. Prather, Jr., President & Chief Executive Officer, +1-404-266-8333, or Frederick J. Erickson, VP-Finance & Chief Financial Officer, +1-704-602-3107, all of Bull Run Corporation; or Gordon D. Whitener, Chief Executive Officer of Host Communications, Inc., +1-859-226-4356/
    /Company News On-Call:  http://www.prnewswire.com/comp/232438.html/
    /Web site:  http://www.bullruncorp.com/
    (BULL)

CO:  Bull Run Corporation
ST:  Georgia
IN:  SPT ENT
SU:  ERN